Articles of Amendment

to

Articles of Incorporation

Of

Real Estate Contacts, Inc.
(Name of Corporation as currently filed with the Florida Dept. of State)
P05000037567
(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

A.

If amending name, enter the new name of the corporation:

____________________________________________________________________________________The new name must be distinguishable and contain the word “corporation,” “company,” or “incorporated” or the abbreviation “Corp.,” “Inc.,” or Co.,” or the designation “Corp,” “Inc,” or “Co”.  A professional corporation name must contain the word “chartered,” “professional association,” or the abbreviation “P .A.”

B. Enter new principal office address, if applicable: (Principal office address MUST BE A STREET ADDRESS)

C. Enter new mailing address, if applicable: (Mailing address MAY BE A POST OFFICE BOX )

D.

If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent

(Florida street address)

New Registered Office Address:	,	Florida
	(City)		(Zip Code)

New Registered Agent's Signature, if changing Registered Agent :

I hereby accept the appointment as registered agent.  I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer.  If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner.  Currently John Doe is listed as the PST and Mike Jones is listed as the V There is a change, Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)		Title	Name	Address
1)	☐Change
☐Add
☐Remove

2)	☐Change
☐Add
☐Remove

3)	☐Change
☐Add
☐Remove

4)	☐Change
☐Add
☐Remove

5)	☐Change
☐Add
☐Remove

6)	☐Change
☐Add
☐Remove

E. If amending or adding additional Articles, enter change(s) here:

(Attach additional sheets, if necessary).

(Be  specific)

SEE ATTACHED

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

(if not applicable, indicate N/A)

SEE ATTACHED

The date of each amendment(s) adoption:                           ,  if other than the date this document was signed.

Effective date if applicable:  February 15, 2016

(no more than 90 days after amendment file date)

Adoption of Amendment(s)

(CHECK ONE)

☐	The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐	The amendment(s) was/were approved by the shareholders through voting groups. The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):
“The number of votes cast for the amendment(s) was/were sufficient for approval by ____________________________________________________.” (voting group)

☑	The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐	The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.`

Dated	01/14/2016
Signature	/s/Robert DeAngelis

(By a director, president or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Robert DeAngelis
(Typed or printed name of person signing)
Chief Executive Officer – President
(Title of person signing)

ARTICLES OF AMENDMENT

TO

ARTICLE II OF THE ARTICLES OF INCORPORATION

AS AMENDED ON JUNE 1, 2015, EFFECTIVE JUNE 15, 2015

OF

REAL ESTATE CONTACTS, INC.

Real Estate Contacts Inc., a corporation duly incorporated under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), hereby certifies as follows:

I. Provisions for Implementing Amendment

After the filing and effectiveness pursuant to the FBCA of these Articles of Amendment to the Articles of Incorporation of the Corporation, at 12:01 AM on February 15, 2016 (the “Effective Time”), each ten thousand (10,000) shares of the Corporation’s common stock, par value $0.00001 per share, issued and outstanding immediately prior to the Effective Time, shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.00001 per share, without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”), subject to the treatment of fractional share interest as follows: No fractional shares of common stock shall be issued in connection with the Reverse Stock Split and any fractional share interest shall be rounded up to the nearest whole share.  Each certificate that, immediately prior to the Effective Time, represented shares of common stock (“Old Certificates”) shall thereafter represent that number of shares of common stock into which the shares of commons stock represented by the Old Certificate shall have been combined, subject to the rounding up of the fractional share interests as described above.

At the Effective Time of the Reverse Split, the authorized number of shares of common stock of the Corporation is reduced to 149,900 shares.

II. Amendments Adoption

The amendment was adopted by the board of directors on January 14, 2016, without shareholder approval, pursuant to Section 607.10025 of the FBCA, which provides that the board of directors may effect a combination of its shares by resolution, if the rights and preferences of the shareholders are not adversely affected.

/ / /

III. Text of the Amendment Adopted

Article II of the Corporation’s Articles of Amendment effective June 15, 2015, is hereby amended, effective February 15, 2016, to read in its entirety as follows:

ARTICLE II

The total number of shares this Corporation is authorized to issue is 1,149,900 (one million one hundred forty-nine thousand nine hundred), allocated as follows among these classes and series of stock:

Common Stock Class, par value $0.00001 per share, 149,900 shares authorized;

Preferred Stock Class, Series A par value $0.0001 per share, 500,000 shares authorized;

Preferred Stock Class, Series B par value $0.001 per share, 500,000 shares authorized.

The participating rights, relative rights, optional or other special rights, powers, designations, preferences, issuance rules, limitations, restrictions and qualifications for each of our classes of stock, as well as the authorized amounts for each, shall be determined, where actively or passively allowed by state and/or federal law, by the bylaws, as amended, as approved by a majority of the duly-elected Directors of the Corporation.

IN WITNESS WHEREOF, Real Estate Contacts, Inc. has caused these Articles of Amendment to be signed by Robert DeAngelis, its Chairman and Chief Executive Officer, this 14th day of January 2016.

REAL ESTATE CONTACTS, INC.
By:	/s/Robert DeAngelis
Name: Robert DeAngelis Title: Chairman and Chief Executive Officer